Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I Announces Commencement of Consent Solicitations and Process to Amend Bank Credit Agreement Related to Corporate Modernization

PERRYSBURG, Ohio (December 4, 2019) — Owens-Illinois, Inc. (“O-I” or the “Company”) today announced that the Board of Directors of the Company has authorized the commencement of consent solicitations to amend and waive certain provisions in the indentures governing the outstanding senior notes issued by certain of the Company’s subsidiaries and an amendment to the Company’s bank credit agreement. The purpose of the consent solicitations and bank credit agreement amendment is to facilitate the implementation of the Corporate Modernization (as defined below), which, if implemented, would be expected to be completed by the end of 2019.

The Company believes that the Corporate Modernization would improve the Company’s operating efficiency and cost structure, while ensuring the Company remains well-positioned to address its legacy liabilities.

It is not expected that the Corporate Modernization would result in any change in the public company’s directors, executive officers, management or business, impact the timing of the declaration and payment of regular quarterly dividends, nor, from a credit perspective, affect cash flow support from subsidiaries or change the credit group for purposes of the senior notes issued by the Company's subsidiaries or the bank credit agreement. It is intended that the Corporate Modernization, if implemented, should be a tax-free transaction for U.S. federal income tax purposes for O-I and O-I’s stockholders.

The Corporate Modernization, if implemented, would include the creation of a new holding company, O-I Glass, Inc. (“O-I Glass”), which would become the new parent company of O-I, replacing O-I as the public company trading on the New York Stock Exchange under O-I’s current ticker symbol, “OI,” and the automatic conversion of each outstanding share of O-I’s common stock into the right to receive a share of common stock of O-I Glass on a one-for-one basis (the “Reorganization”). Following the Reorganization, the old parent company would distribute the capital stock of Owens-Illinois Group, Inc. (“OI Group”) to O-I Glass, as a result of which OI Group would be a direct wholly owned subsidiary of O-I Glass (the “Distribution” and, together with the Reorganization and related transactions, the “Corporate Modernization”).

Consent Solicitations

The Company announced that its wholly owned subsidiaries Owens-Brockway Glass Container Inc. (“OBGC”) and OI European Group B.V. (“OIEG” and, together with OBGC, the “Issuers”), commenced consent solicitations with respect to proposed amendments and waivers to certain provisions in the indentures governing OBGC’s 5.000% Senior Notes due 2022, OBGC’s 5.875% Senior Notes due 2023, OBGC’s 5.375% Senior Notes due 2025, OBGC’s 6.375% Senior Notes due 2025, OIEG’s 4.875% Senior Notes due 2021, OIEG’s 4.000% Senior Notes due 2023 and OIEG’s 3.125% Senior Notes due 2024 (collectively, the “Notes”), upon the terms and subject to the conditions set forth in the consent solicitation statement dated December 4, 2019 (“Consent Solicitation Statement”).

Subject to the terms and conditions set forth in the Consent Solicitation Statement, holders of Notes on December 3, 2019 whose consents are received (and not validly revoked) at or prior to 5:00 p.m., New York City time, on December 11, 2019 (unless extended or earlier terminated, the “Expiration Time”) will be eligible to receive the applicable consent fee (each, a “Consent Fee”) with respect to such Notes set forth in the tables below.

OBGC Notes	CUSIP/ISIN	Consent Fee per US$1,000 Principal Amount	Outstanding Principal Amount

5.000% Senior Notes due 2022	CUSIP 690872 AA4 (144A) U6S19G AB3 (Reg S) ISIN US690872AA43 (144A) USU6S19GAB37 (Reg S)	US$2.50	US$500 million
5.875% Senior Notes due 2023	CUSIP 69073T AR4 (144A) U68337 AK7 (Reg S) ISIN US69073TAR41 (144A) USU68337AK75 (Reg S)	US$2.50	US$700 million
5.375% Senior Notes due 2025	CUSIP 690872 AB2 (144A) U6S19G AC1 (Reg S) ISIN US690872AB26 (144A) USU6S19GAC10 (Reg S)	US$2.50	US$300 million
6.375% Senior Notes due 2025	CUSIP 69073T AS2 (144A) U68337 AL5 (Reg S) ISIN US69073TAS24 (144A) USU68337AL58 (Reg S)	US$2.50	US$300 million

OIEG Notes	CUSIP/ISIN	Consent Fee per €1,000 or US$1,000 Principal Amount (as applicable)	Outstanding Principal Amount
4.875% Senior Notes due 2021	ISIN XS0908232134 (144A) XS0908230781 (Reg S)	€2.50	€118[1] million
4.000% Senior Notes due 2023	CUSIP 67777L AC7 (144A) N6704R AH4 (Reg S) ISIN US67777LAC72 (144A) USN6704RAH41 (Reg S)	US$2.50	US$310 million
3.125% Senior Notes due 2024	ISIN XS1405766038 (144A) XS1405765907 (Reg S)	€2.50	€725 million

1 Represents the aggregate principal amount of outstanding OIEG 4.875% 2021 Notes as of the date hereof. On November 22, 2019, OIEG redeemed €212 million aggregate principal amount of the €330 million aggregate principal amount of OIEG 4.875% 2021 Notes outstanding prior to such partial redemption. As a result, a pool factor of 35.757575759% applies to the OIEG 4.875% 2021 Notes, and the relevant Consent Fee payable with respect to the OIEG 4.875% 2021 Notes shall be based on the amount of outstanding OIEG 4.875% 2021 Notes after giving effect to such pool factor.

The proposed amendments and waivers relate to, but are not conditioned upon, the implementation of the Corporate Modernization discussed above. The Issuers are soliciting consents to amend and waive certain provisions in the indentures governing the Notes in order to facilitate the implementation of the Corporate Modernization.

Adoption of the proposed amendments and waivers with respect to each indenture governing the Notes is conditioned upon receipt of valid consents from the holders of at least a majority in aggregate principal amount of holders under each applicable indenture (the “Requisite Consents”) at or prior to the Expiration Time, as described in the Consent Solicitation Statement.

A supplemental indenture to each applicable indenture implementing the proposed amendments and waivers will be executed promptly upon receipt of the Requisite Consents under each applicable indenture, at which time such supplemental indenture will become effective. Upon the proposed amendments and waivers becoming effective and operative, all the holders of the applicable series of Notes and their respective transferees will be bound by the terms thereof, even if they did not deliver consents to the proposed amendments and waivers.

The consent solicitations are being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement. The Issuers may terminate, extend or amend the consent solicitation with respect to any applicable indenture, as described in the Consent Solicitation Statement, which is available on the consent website: https://sites.dfkingltd.com/oi. Each of the consent solicitations is conditioned, among other things, on the consummation of the other consent solicitations (except to the extent any other consent solicitation has been terminated or abandoned by the relevant Issuer) and the consummation of the amendment to the bank credit agreement.

The Issuers have retained Wells Fargo Securities, LLC as the solicitation agent (the “Solicitation Agent”) with respect to the Consent Solicitations. Questions may be directed to Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 410-4759 (collect). The Issuers have also appointed D.F. King as information and tabulation agent (the “Information and Tabulation Agent”) with respect to the Consent Solicitations. Questions and requests for additional documents may be directed to D.F. King at (866) 342-1635 (US toll free), or +1 (212) 269-5550 (bankers and brokers), in the United States, +44 20 7920 9700 in the United Kingdom, or via email at oi@dfking.com.

Beneficial owners of an interest in the Notes whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee should note that their nominee may establish a deadline earlier than the applicable Expiration Time by which instructions must be received by them in relation to the applicable consent solicitation and, accordingly, such beneficial owners are urged to contact their nominees as soon as possible to learn of any deadlines established by their nominees in relation to the applicable consent solicitation.

None of O-I, OI Group, the Issuers, the Solicitation Agent or the Information and Tabulation Agent makes any recommendations as to whether or not holders should consent to the proposed amendments and waivers pursuant to the consent solicitations. Each holder must make its own decision as to whether to consent to the proposed amendments and waivers.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Notes and is not a solicitation of consents to the proposed amendments and waivers with respect to the relevant indentures. The consent solicitations are being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement. The solicitation of consents is not being made in any jurisdiction in which, or to, or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

This announcement contains inside information by the Company and OI European Group B.V. under Regulation (EU) 596/2014 (16 April 2014).

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 About O-I

At Owens-Illinois, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world’s leading food and beverage brands. Working hand and hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 26,500 people at 78 plants in 23 countries, O-I has a global impact, achieving revenues of $6.9 billion in 2018. For more information, visit o-i.com.

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Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the approval, consummation and potential impact of the Corporate Modernization. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the anticipated timing of the implementation and consummation of the Corporate Modernization, (2) the potential impact of the Corporate Modernization on the Company’s branding and business, (3) the potential costs of the Corporate Modernization, (4) the Company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the Company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address the Company’s legacy liabilities, (5) the Company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (6) the Company’s ability to achieve its strategic plan, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (9) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (10) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (11) consumer preferences for alternative forms of packaging, (12) cost and availability of raw materials, labor, energy and transportation, (13) consolidation among competitors and customers, (14) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (15) unanticipated operational disruptions, including higher capital spending, (16) the Company’s ability to further develop its sales, marketing and product development capabilities, (17) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (18) the ability of the Company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (19) changes in U.S. trade policies, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequently filed Quarterly Reports on Form 10-Q or the Company’s other filings with the Securities and Exchange Commission.

SOURCE: Owens-Illinois, Inc.

For further information, please contact:

Chris Manuel
Vice President, Investor Relations
567-336-2600
chris.manuel@o-i.com